NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD REPORTS SEPTEMBER SALES

•    Ford, Lincoln and Mercury sales totaled 116,734, down 34 percent versus year ago.
•    Weakening economy, tight credit and cautious consumers pulled Ford and industry sales in September to lowest level this year.
•    Ford Flex crossover and Lincoln MKS sedan post highest retail shares in September.
•    Ford readies for launch of all-new F-150.

DEARBORN, Mich., Oct. 1, 2008 – Ford, Lincoln and Mercury dealers reported total sales of 116,734 in September, down 34 percent versus a year ago.

September was the lowest sales month for Ford and the industry this year.

“Consumers and businesses are in a very fragile place,” said Jim Farley, Ford group vice president, Marketing and Communications.  “An already weak economy compounded by very tight credit conditions has created an atmosphere of caution.”

The national marketing launch for the Ford Flex crossover and Lincoln MKS sedan began in September.  Both new products have steadily increased their share of segment.  The Ford Flex has the highest conquest rate of any Ford product (except for Escape Hybrid), and also is attracting the highest rate of premium and import buyers.  The Lincoln MKS ranks third in the mid-size luxury car segment behind only the BMW 5-Series and the Mercedes Benz E-Class.

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The 2009 model Ford F-150 has class leading capability (11,300 pounds towing and 3,030 pounds payload) and unsurpassed fuel economy of 21 mpg highway with the SFE package.

“The sell down of the current model F-150 is ahead of schedule, and the first shipments of the new F-150 will arrive soon at Ford dealers,” said Farley.

Ford’s F-Series is America’s No. 1 selling truck for 31 years in a row and the new F-150 is designed and engineered to raise the bar in the light-duty pickup market.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 229,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit our website at www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.